Exhibit 10.5

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

INVESTMENT AGREEMENT AND OTHER COVENANTS

entered into between

ATÍLIO GUSTAVO BLANCO BARBOSA

BOZANO EDUCACIONAL II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

NICOLAU CARVALHO ESTEVES ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES

also as intervening parties,

AFYA PARTICIPAÇÕES S.A.

BR HEALTH PARTICIPAÇÕES S.A.

GUARDAYA EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Dated March 29, 2019

INVESTMENT AGREEMENT AND OTHER COVENANTS

This Investment Agreement and Other Covenants is executed in the city of Nova Lima, state of Minas Gerais, on March 29, 2019 (“Agreement”), by and between:

on one side, as new shareholders,

I.                                        BOZANO EDUCACIONAL II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA, equity investment fund established as closed-end fund, enrolled with EIN 20.147.173/0001-44, herein represented in accordance with its regulation, by its managing entity Intrag Distribuidora de títulos e Valores Mobiliários Ltda., a limited liability entity, with head office Praça Alfredo Egydio de Souza, n° 100, Torre Itaúsa, São Paulo/SP, Brazil, SSN 62.418.140/0001-31 (“FIP Educacional”); and

II.                                   ATÍLIO GUSTAVO BLANCO BARBOSA, Brazilian, married, entrepreneur, RG No. [**] SSP/MS, CPF No. [**], resident and domiciled in [**] (“Atílio” and, together with FIP Educacional, the “New Shareholders” and, individually, (“New Shareholder”); and

III.                              AGILE CENTURY LIMITED, corporation established and existing under the Laws of Cayman on May 3, 2018, registered before the local authorities under the No. 336552, 100% held by shareholder Mr. Atílio, herein represented by its attorney, Mr. Atílio, qualified above (“Cayman Atílio”).

and, on the other side, as original shareholders,

IV.                               NICOLAU CARVALHO ESTEVES, Brazilian, married under the regime of universal community property to Rosângela (qualified below), physician, resident and domiciled at [**], ID [**], SSN [**] (“Nicolau”); and

V.                                    ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES, Brazilian, married under the regime of universal community property to Nicolau, physician, resident and domiciled at [**], ID [**], and SSN [**] (“Rosângela”, together with Nicolau, the “Original Shareholders” and, individually, the (“Original Shareholder”).

(FIP Educacional, Atílio, Nicolau and Rosângela hereinafter referred to as “Parties” and, individually, as “Party”).

Also as intervening parties:

VI.                               AFYA PARTICIPAÇÕES S.A., a publicly-held entity with head office at Alameda da Serra, nº 119, sala 504, bairro Vila da Serra, CEP 34006-056, Nova Lima, Minas Gerais, Brazil, SSN 23.399.329/0001-72, herein represented in accordance with its bylaws (“Company”);

VII.                          BR HEALTH PARTICIPAÇÕES S.A., a publicly-held company, with head office in the city and state of Rio de Janeiro, at Avenida Ataulfo de Paiva, n° 153, sala 201, Leblon, CEP 22440-032, Brazil, SSN 23.670.675/0001-43, herein represented in accordance with its bylaws (“BR Health”);

VIII.                     GUARDAYA EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a publicly-held company, with head office at Avenida Paulista, n° 1776, 2º Andar, Sala 1, bairro Bela Vista, CEP 01311-000, São Paulo/SP, Brazil, SSN 23.104.712/0001-56, herein represented in accordance with its bylaws (“Guardaya” and, together with BR Health, the “Merged Companies”); and

WHEREAS:

A.                                    The Company’s total capital, at this date, is four hundred and sixty five million, three hundred and seventy-two Reais (R$ 465,000,372), divided into two million, eighty thousand, two hundred and eleven (2,080,211) common nominative shares with no par value, all paid-up and subscribed, distributed among the current shareholders of the Company, as shown in the table below:

Shareholder	Quantity of shares	% Capital
Nicolau Carvalho Esteves	561,318	26.983705%
Rosângela de Oliveira Tavares Esteves	326,280	15.684947%
Renato Tavares Esteves	90,857	4.367682%
Lílian Tavares Esteves De Carvalho	90,857	4.367682%
Vanessa Tavares Esteves	90,857	4.367682%
BR Health	863,139	41.492858%
Juçara Carvalho Esteves	20,714	0.995764%
Djalma de Oliveira Tavares	10,351	0.497594%
José Carlos de Oliveira Tavares	20,714	0.995764%
Virgílio Deloy Capobianco Gibbon	2,772	0.133256%
Flávio Cunha de Carvalho	1,008	0.048457%
Welder Ferreira Santos	336	0.016152%
Adriana Ferreira Rezende	336	0.016152%
Kelen Beatris Lessa Mânica	336	0.016152%
Anibal José Grifo de Sousa	336	0.016152%
Total	2,080,211	100%

B.                                    The Company’s capital distribution indicated above is subject to: (i) interest holding adjustments determined in the Investment Agreement and Other Covenants, dated February 15, 2019, entered into between BR Health (to be succeeded by FIP Educacional), Nicolau, Rosângela, and the Company; (ii) the Contribution of Assets and Additional Capital (as defined below); (iii) by the entry of new minority shareholders in the Company as a result of the corporate reorganization of the Company and its subsidiaries, which will result in the roll-up of the minority shareholders of the Company’s subsidiaries; and (iv) possible exercise of call option referring to shares issued by the Company, vested by the executives of the Company and its subsidiaries.

C.                                    The Parties hereto are willing to merge BR Health and Guardaya into the Company, with consequence increase in the Company’s capital, upon issuance of new common shares to be paid up and subscribed by FIP Educational, by Mr. Atílio (or Cayman Atílio, company held by Mr. Atílio), and the Executive Shareholders of Guardaya (as defined below), in accordance with the terms and conditions herein provided.

IN WITNESS WHEREOF, the Parties hereto enter into this Agreement, to be governed by the following conditions:

1.                                      DEFINITIONS AND RULES FOR INTERPRETATION

1.1.                            Defined Terms. The following terms, when used in the present Agreement (including annexes) with capital letters, either in singular or plural, female, male or neutral gender, and their verbal and nominal variations, will have the meaning established below:

“2nd Tranche Faciplac” means FIP Educacional’s obligation to acquire 15% (fifteen) percent of the total capital of Faciplac, under the provisions of the Purchase and Sale Agreement Faciplac, and such obligation was assigned to AP Educacional on March 25, 2019.

“Executive Shareholders of the Company” means, when mentioned in conjunction: (i) Virgílio Deloy Capobianco Gibbon, under SSN [**]; (ií) Welder Ferreira Santos, under SSN [**]; (iii) Adriana Ferreira Rezende, under SSN [**]; (iv) Kelen Beatris Lessa Mânica, under SSN [**]; and (v) Anibal José Grifo de Sousa, under SSN [**].

“Executive Shareholders of Guardaya” means, when mentioned in conjunction: (i) Alexandre Pinto Ferraz, under SSN [**]; (ii) Julio Eduardo Razente de Angeli, under SSN [**]; and (iii) Rodrigo Paiva Quintão, under SSN [**].

“Minority Shareholders” means, when mentioned in conjunction: (i) José Carlos de Oliveira Tavares, under SSN [**]; (ii) Juçara Carvalho Esteves, under SSN [**]; (iii) Djalma de Oliveira Tavares, under SSN [**]; (iii) Renato Tavares Esteves, under SSN [**]; (iv) Lílian Tavares Esteves de Carvalho, under SSN [**]; (v) Vanessa Tavares Esteves, under SSN [**]; and (vi) Flávio Cunha de Carvalho, under SSN [**].

“Original Shareholder” has the meaning assigned in the Recitals of this Agreement.

“Agreement” has the meaning assigned in the Recitals of this Agreement.

“AFYA Merger ESM” has the meaning assigned in Clause 2.7(a) of this Agreement.

“BR Health ESM” has the meaning assigned in Clause 2.7(b) of this Agreement.

“Contribution of Assets ESM” has the meaning assigned in Clause 2.6.1 of this Agreement.

“Guardaya Merger ESM” has the meaning assigned in Clause 2.7(c) of this Agreement.

“Atílio” has the meaning assigned in the Recitals of this Agreement.

“Independent Auditor” means any of the following four (4) audit firms: Deloitte Touche Tohmatsu, PriceWaterhouseCoopers, Ernst Young and KPMG.

“Governmental Authority” means, in connection with Brazil and any other jurisdiction to which a Person is subject or which it may operate and/or hold any right, any of the following: (i) federal, state or municipal government or other applicable political subdivision; (ii) Governmental Authority, regulatory, legislative, judicial or administrative, court (including arbitral) authority and self-regulatory entities (i.e., Anbima); also for the items (i) and (ii) above, their branches, agencies, departments, councils, representations or commissions; or (iii) other body exercising any statutory, administrative, executive, judicial, legislative, police, regulatory or tax power or authority.

“BR Health” has the meaning assigned in the Recitals of this Agreement.

“Brazil” means Federative Republic of Brazil.

“Chamber” has the meaning assigned in Clause 8.2 of this Agreement.

“Cayman Atílio” has the meaning assigned in the Recitals of this Agreement.

“Code of Civil Procedure” means Law No. 13.105, of March 16, 2015, as amended from time to time.

“Company” has the meaning assigned in the Recitals of this Agreement.

“Conflict” has the meaning assigned in Clause 8.2 of this Agreement.

“Purchase and Sale Agreement Faciplac” means the Agreement of Purchase and Sale of Shares and Other Covenants, dated December 22, 2017, entered into between BR Health (Sandrain the capacity of buyer) and Sandra Aparecida dos Santos (SSN [**]) and Eliane Aparecida Agatti dos Santos (SSN [**]), in the capacity of sellers and other, in the capacity of intervening parties, whose obligation contained therein in connection with the acquisition of the Second Tranche (as defined in such document) was assigned by BR Health to FIP Educacional on March 25, 2019.

“Contribution of Assets and Additional Capital Increase” has the meaning assigned in Clause 2.6 of this Agreement.

“Business Day” means any day except Saturday, Sunday or a day in which the commercial banks are required or authorized by Law to remain closed in the City of Rio de Janeiro, State of Rio de Janeiro, in the

City of Nova Lima, State of Minas Gerais, in the City of São Paulo, State of São Paulo and/or in the City of Brasília, Federal District.

“Debt” means, in a given date and in connection with a given Person, the sum (in either case, proportional to the interest held by such Person in its respective subsidiaries and controlled companies), including fines, penalties and accrued interest, as the case may be, of: (i) all and any debts, loans and financing bearing interest; (ii) installments due and the residual value of any leasing agreements; (iii) agreements of installment payment with Governmental Authorities, including any REFIS in force; (iv) IOF payable in connection with the Related Party Debt; (v) dividends or interest on own capital declared and not paid, values due in relation to the redemption of shares and amounts due derived from former acquisitions of equity interest in other companies; (vi) arrears to employees or suppliers; (vii) values due and not yet paid in connection with the dismissal or termination of former employees or directors; (viii) Overdue accounts payable details; (ix) overdue taxes; (x) all and any debts in arrears renegotiated, even when accounted for as “accounts payable”; (xi) voluntary acknowledgment and/or recognition of debt; as well as (xii) fees of attorneys or advisers of any of the Parties if collected from the Company, Guardaya and/or BR Health (as the case may be).

“Net Debt” means, in connection with a given Person, the total value of its consolidate Debt, less consolidated cash and equivalents (in either case, proportional to the interest held by such Person in its Subsidiaries), in a given date.

“DRE” has the meaning assigned in the definition of EBITDA below.

“Merger Documents” has the meaning assigned in Clause 2.7(c} of this Agreement.

“Supporting Documentation of Merger” means the Protocol of Intentions and Justification of Merger and the Appraisal Report, jointly.

“EBITDA” means, in a given date, the net income of a Person, considered individually and separately, for the established period (in either case, proportional to the interest held by such Person in its respective Subsidiaries), duly determined by an independent auditor (in the case of the Company, Guardaya and Faciplac, duly determined by an Independent Auditor, as defined above), plus (without duplicity) the following items:

(1)                                 net financial expenses (financial expenses less financial revenues, except financial revenues derived from fines and late-payment interest and fines from monthly fees); (2) income and social contribution tax expenses; (3) depreciation and amortization expenses and costs  (4) non-operating expenses, net (non-operating expenses less non-operating revenues); and (5) non-recurring expenses and costs, net (non-recurring expenses less non-recurring revenues). For application and preparation of net income calculation, the following items should be observed in the Statement of Income for the Year (“DRE”), without prejudice to the other concepts usually used. All the items below reduce the value of net income and, consequently, of EBITDA and, therefore, none of them is included in items (1) to (5) above, except for expenses relating to stock option plan of the Person, which are considered nonrecurring expenses:

a.                                      Canceled service agreements or sale of products should be fully discounted from net income;

b.                                      Discounts granted in the provision of services or sale of products should be fully discounted from net income;

c.                                       It will be considered an Allowance for Doubtful Accounts (‘‘PDD”) which will be recorded in the Statement of Income for the year, and fully discounted from net income;

d.                                      Expenses with update and renewal of contents and current courses are part of operating expenses, and therefore are recorded in the Statement of Income for the year and fully discounted from net income;

e.                                       Expenses with bank tariffs are part of operating expenses, therefore they are not recorded under financial expenses and are fully discounted from net income;

f.                                        Courses and/or products sold under payment conditions different from the current practice of the company, for instance, the increase of installment payments, will be adjusted at present value, reducing the value of net income;

g.                                       Taxes on sale of services and materials should be discounted based on their respective tax rates; and

h.                                      Commercial expenses are expenses that are recorded in the Statement of Income for the year, being fully discounted from net income on the accrual basis.

“Faciplac” means União Educacional do Planalto Central S.A., under SSN 00.720.144/0001-12.

“Fadep” means Faculdade Educacional de Pato Branco Ltda, under SSN 03.420.225/0001-95.

“FIP Educacional” has the meaning assigned in the Recitals of this Agreement.

“FMIt” means Centro de Ciências em Saúde de Itajubá S.A., under SSN 28.946.334/0001-71.

“Guardaya” has the meaning assigned in the Recitals of this Agreement.

“Merger” has the meaning assigned in Clause 2.1 of this Agreement.

“Merger of BR Health” has the meaning assigned in Clause 2.1 of this Agreement.

“Merger of Guardaya” has the meaning assigned in Clause 2.1 of this Agreement.

“Merged Companies” has the meaning assigned in the Recitals of this Agreement.

“ITPAC Palmas” means Faculdade de Ciências Humanas, Econômicas e da Saúde - FAHESA/ITPAC PALMAS, under SSN 02.941.990/0006-00.

“JUCEMG” means Minas Gerais State Board of Trade.

“Appraisal Report” has the meaning assigned in Clause 2.4 of this Agreement.

“Law” means, any law, decree, regulation, requirement, rule, standard, ordinance, instruction, federal, state, municipal or territorial codes, resolution, warrant, judgment, judicial decision, arbitral decision or requirement applicable to the Person, enacted by the proper Governmental Authority, in either case applicable to or that binds this Person or any of its assets or to which such Person or any of its assets are subject.

“Brazilian Corporation Law” means Law 6404, 12/15/1976, as amended.

“Nicolau” has the meaning assigned in the Recitals of this Agreement.

“Claim Notification” has the meaning assigned in Clause 6.4 of this Agreement.

“Claim Rejection Notification” has the meaning assigned in Clause 6.4 of this Agreement.

“New Shares” has the meaning assigned in Clause 2.2 of this Agreement.

“New Shareholders” has the meaning assigned in the Recitals of this Agreement.

“Parties” has the meaning assigned in the Recitals of this Agreement.

“Indemnified Parties of FIP Educacional” has the meaning assigned in Clause 6.3 of this Agreement.

“Indemnified Parties of Atílio” has the meaning assigned in Clause 6.2 of this Agreement.

“Indemnified Parties of the Original Shareholders” has the meaning assigned in Clause 6.2 of this Agreement.

“Indemnified Parties of the New Shareholders” has the meaning assigned in Clause 6.1 of this Agreement.

“Related parties” means: (i) in relation to a Person not individual, any of its Subsidiaries, its Controlling Shareholders, associated companies or Persons under common Control, or their respective direct and indirect shareholders and/or quotaholders holding more than 10% (ten percent) of the shares or quotas representing the total capital or voting capital or the ideal fraction (in case of investment fund with condominium nature) of such Person, as well as its employees and/or administrators; and (ii) in relation to an individual: (a) all their ancestors and lineal descendants, spouse and/or 1st-degree to 4th-degree relatives; and (b) any of their Subsidiaries or respective direct and indirect shareholders and/or quotaholders that hold more than 10% of shares or quotas representing total or voting capital of said Persons, as well as their employees and/or administrators.

“Loss” means any direct loss, damage, cost, fine, penalty, contingency, indemnity, liability, expense, loss or monetary responsibility or responsibility convertible into cash (including interest, fine, inflation adjustment, attorney’s fees, guarantees and legal costs) that are disbursed by any Party in the context of Clause 6 below . The Parties clarify that they will not be liable to indemnity pursuant to the terms of this Agreement, neither will be reached by definition of “Loss” included in this instrument: (i) pain and suffering, reputational damage and/or indirect damage; and (ii) loss of profit and/or loss of business opportunity.

“Person” means any individual, legal entity, entities deprived of legal personality, organization (either personified or not), corporation, limited partnership, simple limited partnership, joint stock command company, limited liability company, unincorporated company, silent partnership, limited-liability company, any other type of partnership, union, consortium, trust, association, organization, private investment fund, or any other type of fund, any Governmental Authority or any other person or entity, including any successor per merger or otherwise, of any of those previously mentioned, organized in accordance with the Brazilian Law or Foreign Law.

“Stock Option Plan” means General Plan for Granting of the Company’s Stock Acquisition Options to its administrators and employees up to the limit of 4% of total shares issued by the Company pursuant to the terms duly approved in the Company s Annual Shareholders’ Meeting held on May 15, 2018.

“Period of Non-Competition” has the meaning assigned in Clause 7.2 of this Agreement.

“Business Segment” means any and all activities or businesses developed or executed related to: (i) offer of higher education courses (degree, master, PhD, specialization, post-graduation, including MBA, and supplementation of studies for revalidation of foreign medicine graduation and other courses), elementary school, high school, technical education and non-regulated education, all of them delivered by attendance and/or at distance in the national territory; and (ii) production of content for higher education courses, elementary school, high school, technical education and non-regulated education in the health area.

“Rosângela” has the meaning assigned in the Recitals of this Agreement.

“Subsidiaries of Guardaya” mean, as a whole, subsidiaries of Guardaya on present date:

(i)                                     Medcel Editora e Eventos S.A, under EIN 07.164.688/0001-94; and

(ii)                                  CBB Web Serviços e Transmissões On Une S.A., under EIN 09.140.638/0001-00.

“Third Addendum to the Company’s Main Shareholders’ Agreement” has the meaning assigned in Clause 2.15 of this Agreement.

“Arbitration Court” has the meaning assigned in Clause 8.2.2 of this Agreement.

“Taxes” mean taxes of any nature (including, for example, taxes, fees, social contributions, contributions for intervention in economic domain, improvement contributions, contributions of interest of professional or economic categories and compulsory loans). All references to taxes and to derivations of such word, such as “tributary” and “tax” made in this Agreement include any and all social security contributions. Likewise, the meaning of Taxes include accessory tax entries (including interest, fines, penalty, inflation adjustment and tax additions related to them), taxes to be paid to any Governmental Authority or another tax authority, be it federal, state, municipal or otherwise, including, without limitation, any penalties, accessory obligations of tax nature, as well as other taxes, fees, contributions, charges and tariffs of any type owed pursuant to the Law or due to succession, joint liability or contract obligations.

“Uninovafapi” means Instituto de Ensino Superior do Piauí S.A., under EIN 21.909.778/0001-98.

“Valuation BR Health” has the meaning assigned in Clause 3.2 of this Agreement.

“Valuation Companhia” has the meaning assigned in Clause 3.3 of this Agreement.

“Valuation Guardaya” has the meaning assigned in Clause 3.1 of this Agreement.

1.2.                            Rules of Interpretation. (i) When a reference is made in this Agreement to a comment, article, clause or annex, this reference will be interpreted as a comment, article, clause or annex of this Agreement, unless otherwise indicated; (ii) headers and titles included in this Agreement are only for reference purposes and will not affect in any way the meaning, analysis or interpretation of this Agreement; (iii) words “of this Agreement”, “in this Agreement”, “to this Agreement” and “pursuant to the terms of this Agreement”, as well as words of similar meaning, when used in this Agreement, will refer to this Agreement as a whole and not to a specific provision of this Agreement; (iv) whenever words “include”, “includes”, “including” and similar expressions are used in this Agreement, they will mean “include, among others”, “includes, among others” and “including, among others”, respectively, or a similar expression that indicates a non-restrictive or exhaustive enumeration, but merely an example; (v) any agreement, instrument or Law mentioned in this Agreement or in any agreement or instrument that is mentioned in this Agreement means the agreement, instrument or Law, as periodically changed, modified, amended or replaced; (vi) references to a Person are also references to their successors and assignees of whatever nature; and (vii) all annexes mentioned in this Agreement, if duly initialed by the Parties’ representatives, will be considered an integral part of this Agreement and will be incorporated into this Agreement by reference and integrated into it for all purposes.

2.                                      MERGER BR HEALTH AND GUARDAYA

2.1.                            Merger. On this date, the Parties approve, irrevocably and irreversibly: (i) downstream merger of BR Health by the Company (“Merger of BR Health”); and, then, (ii) merger of Guardaya by the Company (“Merger of Guardaya” and, together with Merger of BR Health, the “Merger).

2.2.                            Capital increase. As a result of the Merger, the Parties approve the Company’s capital increase in the total amount of R$ 122,061,441.76 through issuance of 378,696 new common shares (“New Shares”), at issuance price of R$ 684.224857 each, subscribed and paid-up by New Shareholders and by Executive Shareholders of Guardaya at proportion indicated below:

Shareholder	Total Value (R$)	Quantity of shares
FIP Educacional	209,846,973.97	306,693
Atílio Gustavo Blanco Barbosa	46,825,612.29	68,436
Julio Eduardo Razente de Angeli	1,362,975.91	1,992
Rodrigo Paiva Quintão	392,060.84	573
Alexandre Pinto Ferraz	685,593.31	1,002
Total	259,113,216.32	378,696

2.2.1.                  On issuance price of each New Share: (i) R$ 322.32038828 per share will be destined to the Company’s capital account; and (ii) R$ 361.90446838 per share will be destined to capital reserve account, pursuant to the terms of Article 182, paragraph 1 of the Brazilian Corporation Law.

2.3.                            Accordingly, as a result of Merger conducted, the Company’s total capital will start to be divided as follows:

Shareholder	Total Value (R$)	Quantity of shares
Nicolau Carvalho Esteves	561,318	22.827948%
Rosângela de Oliveira Tavares Esteves	326,280	13.269310%
Renato Tavares Esteves	90,857	3.695016%
Lílian Tavares Esteves De Carvalho	90,857	3.695016%
Vanessa Tavares Esteves	90,857	3.695016%
FIP Educacional	1,169,832	47.575284%
Juçara Carvalho Esteves	20,714	0.842407%
Djalma de Oliveira Tavares	10,351	0.420959%
José Carlos de Oliveira Tavares	20,714	0.842407%
Virgílio Deloy Capobianco Gibbon	2,772	0.112733%
Flávio Cunha de Carvalho	1,008	0.040994%
Welder Ferreira Santos	336	0.013665%
Adriana Ferreira Rezende	336	0.013665%
Kelen Beatris Lessa Mânica	336	0.013665%
Anibal José Grifo de Sousa	336	0.013665%
Atílio Gustavo Blanco Barbosa	68,436	2.783188%
Julio Eduardo Razente de Angeli	1,992	0.081012%
Rodrigo Paiva Quintão	573	0.023303%
Alexandre Pinto Ferraz	1,002	0.040750%
Total	2,458,907	100%

2.3.1.                  The Company’s capital distribution indicated in Clause 2.3 above is also subject to: (i) interest holding adjustments determined in the Investment Agreement and Other Covenants, dated February 15, 2019, entered into between BR Health (to be succeeded by FIP Educacional), Nicolau, Rosângela, and the Company; (ii) the Contribution of Assets and Additional Capital; (iii) by the entry of new minority shareholders in the Company as a result of the corporate reorganization of the Company and its subsidiaries, which will result in the roll-up of the minority shareholders of the Company’s subsidiaries; and (iv) possible exercise of call option referring to shares issued by the Company, vested by the executives of the Company and its subsidiaries.

2.4.                            Appraisal report. On present date, the Parties approved, irrevocably and irreversibly, appraisal report of BR Health and Guardaya prepared by Villela e Associados Auditoria e Consultoria Ltda., enrolled with the Minas Gerais State Regional Council of Accounting under no. 7189/0 and with CNPJ/ME under no. 07.071.420/0001-08, which is used by the Parties for Merger purposes (“Appraisal Report”).

2.4.1.                  Appraisal Report was prepared considering fair value of Merged Companies.

2.4.2.                  Net assets pf BR Health and Guardaya to be merged by the Company were analyzed on base date December 31, 2018.

2.5.                            Succession and Extinction of Merged Companies. As a result of Merger, the Company will succeed Merged companies in all their respective rights and obligations, with the resulting:

(i)                                     transfer to the Company of all assets and liability elements of Merged Companies, in compliance with provisions of Clause 3.6 below; (ii) full-fledged extinction of Merged companies.

2.5.1.                  After completion of Merger: (i) Guardaya’s Subsidiaries will become wholly-owned subsidiaries of the Company; and (ii) 15% of Faciplac total capital will be held by the Company.

2.6.                            Faciplac 2nd Tranche. Faciplac 2nd Tranche, granted by BR Health to FIP Educacional on March 25, 2019, once exercised by FIP Educacional (pursuant to exact terms and conditions of Faciplac Purchase and Sale Contract), will be automatically contributed by FIP Educacional to the Company by means of a capital increase, with issuance of 36,609 new common shares at issuance price of R$ 684.224857 each, which will be subscribed by FIP Educacional, its Affiliates, successors, and/or authorized assignees and paid-up with Faciplac’s shares acquired by FIP Educacional upon exercise of the 2nd Tranche (“Contribution of Assets and Additional Capital Increase”).

2.6.1.                  Contribution of Assets and Additional Capital Increase shall be made effective by an Extraordinary Shareholders’ Meeting in the Company that shall occur in up to five Business Days counted as of notification sent by FIP Educacional to the Company, to Original shareholders and to Atílio (“Extraordinary Shareholders’ Meeting of Contribution of Assets”).

2.6.2.                  On this date, Original Shareholders approve and will make Minority Shareholders approve in the Extraordinary Shareholders’ Meeting for Contribution of Assets, irrevocably and irreversibly, the Contribution of Assets and Additional Capital Increase, as well as grant and waive, and will make Minority Shareholders grant and waive, in the Extraordinary Shareholders’ Meeting for Contribution of Assets, in favor of FIP Educacional, the right of preference in subscription of the Company’s new shares issued as a result of Contribution of Assets and Additional Capital Increase.

2.6.3.                  On this date, Atílio approves and shall make Guardaya’s Executive Shareholders approve, in the Extraordinary Shareholders’ Meeting for Contribution of Assets, irrevocably and irreversibly, the Contribution of Assets and Additional Capital Increase, as well as grants and waives and shall make Guardaya’s Executive Shareholders grant and waive in the Extraordinary Shareholders’ Meeting for the Contribution of Assets, in favor of FIP Educacional, the right of preference in subscription of the Company’s new shares issued as a result of Contribution of Assets and Additional Capital Increase.

2.7.                            Performance of Merger. The Merger, the engagement of a specialized company to carry out the Valuation Report and the Merger Supporting Documentation are approved, as of this date, as follows:

(a)                                 by the Company’s shareholders at the Extraordinary General Meeting held on this date (“AFYA Merger EGM”);

(b)                                 by FIP Educacional at the Extraordinary General Meeting of BR Health held on this date (“BR Health Merger EGM”); and

(c)                                  by Guardaya’s shareholders at the Extraordinary General Meeting of Guardaya held on this date (“Guardaya Merger EGM” and, together with AFYA Merger EGM and BR Health Merger EGM, the “Merger Documents”).

2.7.1.                  The Parties undertake to cause the Company’s management to file the Merger Documents before the competent boards of trade within the legal term.

2.8.                            Approval of the Merger by Executive Shareholders. The Company’s Executive Shareholders and the Executive Shareholders of Guardaya (as applicable) approved the Merger on this date.

2.9.                            Approval of the Merger by Minority Shareholders. The Minority Shareholders approved the Merger on this date.

2.10.                     Waiver of Guardaya’s Right of Withdrawal. BR Health and Atílio, irrevocably and irreversibly: (i) waive their respective rights of withdrawal as a result of the Guardaya Merger; and (ii) caused the Executive Shareholders of Guardaya to waive their respective rights of withdrawal as a result of the Merger, through the signing of the Merger Documents.

2.11.                     Register in the Company’s Nominative Shares Registration Book. The ownership of the New Shares is registered on this date in the Company’s Nominative Shares Registration Book on behalf of Educational FIP, Atílio and the Executive Shareholders of Guardaya, in the proportion set forth in Clause 2.2 above.

2.12.                     Registration in the Faciplac’s Statutory Books and Term of Adhesion to the Faciplac’s Shareholders’ Agreement. FIP Educacional undertakes to register the BR Health Merger in the Nominative Shares Registration Book and in the Faciplac’s Share Transfer Book In turn, the Original Shareholders undertake to cause the Company to sign the relevant term of consent to the Faciplac’s Shareholders’ Agreement in the same term, since they are concurrent obligations.

2.13.                     Closing of the Statutory Books of Guardaya and BR Health. The Parties hereby authorize the Company’s administrators to carry out the appropriate write-off of BR Health’s and Guardaya’s statutory books as a result of the Merger.

2.14.                     Registration of Guardaya Subsidiaries in the Statutory Books. The Parties hereby authorize the Company’s administrators to register the Guardaya Merger in the statutory books of Guardaya Subsidiaries.

2.15.                     Binding of New Shareholders and New Shares to the Shareholders’ Agreement. New Shareholders, Original Shareholders and Executive Shareholders of the Company, as well as the Executive Shareholders of Guardaya and the Company hereby sign a new amendment to the Company’s main Shareholders’ Agreement, entered into on August 23, 2016, as amended on December 31, 2016 and April 26, 2018, a copy of which is attached to this Contract as Annex 2.15, binding the New Shareholders, Original Shareholders and Executive Shareholders of the Company, as well as the Executive Shareholders of Guardaya, and the New Shares (“Third Amendment to the Company’s Principal Shareholders’ Agreement”).

3.                                      EXCHANGE RATIO OF SHARES DUE TO THE MERGER

3.1.                            Guardaya Valuation. The valuation of Guardaya for the purpose of determining the exchange ratio of shares as a result of the Merger of Guardaya is R$ 245,076 million

(“Guardaya Valuation”), calculated based on the following formula:

Guardaya Valuation = 10 X [(2017 Guardaya EBITDA + 2018 Guardaya EBITDA)/2] - Guardaya Net Debt

For the purposes of the aforementioned formula:

(a)                                 “2017 Guardaya EBITDA”: is the Guardaya’s EBITDA for 2017, in the amount of R$ 22.125 million, validated by the Independent Auditor pursuant to Annex 3.l(a), approved herein by the Parties, irrevocably and irreversibly;

(b)                                 “2018 Guardaya EBITDA”: is the Guardaya’s EBITDA for 2018, in the amount of R$ 27.779 million, validated by the Independent Auditor pursuant to Annex 3.l(b), approved herein by the Parties, irrevocably and irreversibly; and

(c)                                  “Guardaya Net Debt”: is the Net Debt of Guardaya on the present date, in the amount of R$ 4.443 million.

3.2.                            BR Health Valuation. The valuation of BR Health for the purpose of determining the exchange ratio of shares as a result of the Merger of BR Health is R$ 800,428 million (“BR Health Valuation”), calculated based on the following formula:

BR Health Valuation = 79.90% Guardaya Valuation + 41.49% Company Valuation + R$ 14,006 billion - BR Health Net Debt

For the purposes of the aforementioned formula:

(a)                                 The amount of R$ 14.006 million refers to the amount paid by BR Health to acquire FACTPLAC, adjusted by the Net Debt of such company at the present date and, therefore, FACIPLAC’s EBITDA shall be excluded; and

(b)                                 “BR Health Net Debt”: is the Net Debt of BR Health on the present date, in the negative amount of R$ 0.030 million (net cash).

3.3.                            Company’s Valuation. The Company’s valuation for the purpose of determining the exchange ratio of shares as a result of the Merger of BR Health and of Guardaya is R$ 1,423.332 million (“Company’s Valuation”), calculated based on the following formula:

AFYA Valuation = 10 X [(2017 AFYA EBITDA + 2018 AFYA EBITDA) / 2] - AFYA Net Debt + R$ 50 billion + R$ 410.646 billion

For the purposes of the aforementioned formula:

(a)                                 “2017 AFYA EBITDA”: is the Company’s EBITDA for 2017, in the amount of R$ 81.704 million, validated by the Independent Auditor pursuant to Annex 3.3(a), approved herein by the Parties, irrevocably and irreversibly;

(b)                                 “2018 AFYA EBITDA”: is the Company’s EBITDA for 2018, in the amount of R$ 108.330 million, validated by the Independent Auditor pursuant to Annex 3.3(b), approved herein by the Parties, irrevocably and irreversibly;

(c)                                  “AFYA Net Debt”: is the Company’s Net Debt on the present date, in the negative amount of R$ 12.512 billion (net cash);

(d)                                 Notwithstanding anything to the contrary in this Contract, for the purposes of calculating the 2017 AFYA EBITDA and 2018 AFYA EBITDA: (i) the EBITDAs of the following Company’s subsidiaries were expressly excluded: ITPAC Palmas, FMit, FADEP and UNINOVAFAPI; and (ii) were considered as pro forma figures for the acquisitions of IESVAP and IPTAN, as if such acquisitions had occurred on January 1, 2017;

(e)                                  The amount of R$ 50 billion refers to ITPAC Palmas; and

(f)                                   The amount of R$ 410.646 billion refers to the value paid by the Company in the acquisition of the companies FMit, FADEP and UNINOVAFAPI, adjusted by the Net Debt of each of them on the present date, in the proportion held by the Company on the present date.

3.4.                            Exchange Rate of Shares of BR Health and the Company. The exchange rate of shares of BR Health and of the Company as a result of BR Health Merger (disregarding the Company’s shares currently held by BR Health and which are extinguished with the approval of the Mergers, being replaced by the same number, type and class of shares issued by the Company and assigned to FIP Educacional), calculated in accordance with BR Health Valuation and the Valuation of the Company, is 264.04 common shares issued by BR Health for one (1) common share issued by the Company.

3.5.                            Exchange Rate of Shares of Guardaya and the Company. The exchange ratio of shares of Guardaya and of the Company as a result of the Guardaya Merger, calculated in accordance with the Guardia Valuation and the Company’s Valuation, is 15.47 common shares issued by Guardaya for one (1) common share issued by the Company.

3.6.                            Capital Increase and Issuance of New Shares. In the issuance of new shares by the Company arising from the capital increase approved due to the Merger (as set forth in Clause 2.2 above) and upon verifying the exchange ratio of shares within the scope of the Merger, in no case shall the double accounting for the assets that directly or indirectly integrate the net assets of the Merged Companies and the Company occur.

4.                                      CLOSURE

4.1.                            Closure. The closure of the Merger is carried out on this date, by means of the following acts and execution of the following documents by the Parties, by the Company, by BR Health, by Guardaya, by the Company’s Executive Shareholders and by the Executive Shareholders of Guardaya (as the case may be):

(a)                                 Signing and approval of the Protocol of Intent and Justification for the Merger;

(b)                                 Holding of the AFYA Merger EGM;

(c)                                  Holding of the BR Health Merger EGM;

(d)                                 Holding of the Guardaya Merger EGM;

(e)                                  Approval of the Valuation Report, at the AFYA Merger EGM, BR Health Merger EGM and Guardaya Merger EGM;

(f)                                   Subscription and payment of New Shares by the New Shareholders and by the Executive Shareholders of Guardaya, in the proportion set forth in Clause 2.2 above;

(g)                                  Registration of the Merger and of the issuance of the New Shares in the Company’s books;

(h)                                 Closing of the Statutory Books of Guardaya and BR Health;

(i)                                     Signing of the Third Amendment to the Company’s Main Shareholders’ Agreement; and

(j)                                    Signing of a new amendment to the Company’s main Shareholders’ Agreement, entered into on August 23, 2016, as amended on December 31, 2016 and April 26, 2018, a copy of which is attached to this Agreement as Annex 4.1(j), binding the Minority Shareholders and the shares held by them.

4.1.1.                  All Closing acts are considered to have been carried out simultaneously and are part of the adjusted transaction between the Parties.

4.2.                            Post-Closing Obligations. The Parties undertake to carry out the following acts and cause the Company’s management to perform the following acts:

(a)                                 within thirty (30) days as of the present date:

(i)                                     provide the protocol of the Merger Documents for the competent registration bodies; and

(ii)                                  sign collateral instruments to replace the guarantees granted under the contracts set forth in Annex 4.2(a)(ii) of this Agreement, which were terminated with the Merger, by new guarantees that will be discussed between the Original Shareholders and FIP Educacional.

(b)                                 within sixty (60) days as of the present date:

(i)                                     hold an Extraordinary General Meeting of the Company to approve the amendment to the Company’s Stock Option Plan, which amendment shall include, but will not be limited to: (x) change of the shares subject to the options granted in the scope of said Stock Option Plan, of B preferred shares by common shares and binding of such shares to the shareholders’ agreement of the company; and (y) inclusion of an exception provision to cover the stock options granted by Guardaya under the Guardaya’s Stock Option Plan in force on this date;

(ii)                                  enter into an amendment to the Company’s current stock option plans signed under the Company’s Stock Option Plan to reflect the changes to the Company’s Stock Option Plan approved at the Company’s general meeting, pursuant to item “a(i)” above; and

(iii)                               enter into an addendum to Guardaya’s current stock option contracts entered into by Guardaya with the beneficiaries of Guardaya’s current stock option plan as a result of the Guardaya Merger to reflect Guardaya’s change made by the Company, the alteration of the shares subject to the option granted, of B preferred shares by common shares and the obligation of binding executives to the Company’s shareholders agreement.

5.                                      REPRESENTATIONS AND WARRANTIES

5.1.                            FIP Educational’s Representations and Warranties FIP Educacional, aware that the representations and warranties below are essential for the purposes of this Agreement, hereby represents and warrants to the Original Shareholders the following representations and warranties, which it states to be correct, true and complete as of the date hereof:

5.1.1.                  Establishment and existence. FIP Educacional is legally established and validly existing in accordance with the Brazilian Laws.

5.1.2.                  Power and Authorization. All corporate acts of FIP Educacional’s administrator required for the execution of this Agreement have been performed and the FIP Educacional’s administrator has full capacity to enter into this Agreement and to fulfill all the obligations assumed herein, having taken all required measures to authorize its signing, there being no legal or contractual impediment to conclude the transaction provided for in this Agreement.

5.1.3.                  No Violation. Consents. Neither the signing and formalization of this Agreement by FIP Educacional nor the fulfillment by FIP Educacional of any and all of its obligations under this Agreement, nor the conclusion of the transaction established therein:

(a)                                 violate the Regulation and other corporate documents of Educational FIP;

(b)                                 infringe, conflict with or result in an infringement or termination of, or otherwise give any other party any additional rights or compensation under, or right to terminate, or constitute a default under any relevant contract of which FIP Educacional is party, or to which FIP Educacional or any of its assets are subject or linked; or

(c)                                  violate or conflict with any statute, ordinance, law, regulation, license or permit, judgment or order of any court, arbitrator, Arbitration Court or other governmental or regulatory authority to which FIP Educational or any of its assets are subject.

5.2.                            Atílio’s Representations and Warranties. Atílio, aware that the representations and warranties below are essential for the purposes of this Agreement, hereby represents and warrants to the Original Shareholders the following representations and warranties, which it states to be correct, true and complete as of the date hereof:

5.2.1.                  Capacity. Atílio has full capacity to enter into this Agreement and to fulfill all the obligations assumed herein, having taken all required measures to authorize its signing, there being no legal or contractual impediment to conclude the transaction provided for in this Agreement.

5.2.2.                  No Violation. Consents. Neither the signing and formalization of this Agreement by Atílio nor the fulfillment by FIP Educacional of any and all of its obligations under this Agreement, nor the conclusion of the transaction established therein:

(a)                                 infringe, conflict with or result in an infringement or termination of, or otherwise give any other party any additional rights or compensation under, or right to terminate, or constitute a default under any relevant contract of which Atílio is party, or to which Atílio or any of its assets are subject or linked; or

(b)                                 violate or conflict with any statute, ordinance, law, regulation, license or permit, judgment or order of any court, arbitrator, Arbitration Court or other governmental or regulatory authority to which Atílio or any of its assets are subject.

5.3.                            Representations and Warranties of Original Shareholders. The Original Shareholders, aware that the representations and warranties below are essential for the purposes of this Agreement, hereby represent and warrant to the New Shareholders the following representations and warranties, which they state to be correct, true and complete as of the date hereof:

5.3.1.                  Power and Authorization. The Original Shareholders have full capacity to enter into, sign and formalize this Agreement, as well as to fulfill all the obligations assumed herein, without any legal or contractual impediment to conclude the transaction provided for in this Agreement. No other measure, approval or other act is necessary to authorize the signing, formalization and fulfillment of this Agreement by the Original Shareholders.

5.3.2.                  No Violation. Consents. Neither the signing and formalization of this Agreement by the Original Shareholders nor the fulfillment by the Original Shareholders of any and all of its obligations under this Agreement, nor the conclusion of the transaction established therein:

(a)                                 infringe, conflict, accelerate the performance of any obligation or result in breach or termination of, or otherwise give any third party any additional rights or compensation under, or the right to terminate, or constitute a default under any contract to which the Original Shareholders are a party, or to which the Original Shareholders or any of their respective assets are subject and/or bound; or

(b)                                 violate or conflict with any statute, ordinance, law, regulation, license or permit, judgment or order of any court, arbitrator, Arbitration Court or other governmental or regulatory authority to which the Original Shareholders or any of their respective assets are subject.

5.4.                            Representations and Warranties of Original Shareholders and of FIP Educacional. The Original Shareholders and FIP Educacional hereby represent and warrant that, at the present date, have not signed or granted any type of options in relation to the equity interest of the Intervening Parties, nor the rights of any Person to subscribe or acquire Shares or any other direct or indirect shareholding in the Intervening Parties (or rights relating to the Shares and any other direct or indirect equity interest in the Intervening Parties, as the case may be), which may result in the dilution of Atílio, except:

(i)                                     by the Contribution of Assets and Additional Capital Increase, pursuant to Clause 2.6 above;

(ii)                                  by the entry of new minority shareholders in the Company as a result of the corporate reorganization of the Company and its subsidiaries, which will result in the roll-up of the minority shareholders of the Company’s subsidiaries; and

(iii)                               by stock option plans that benefit executives of the Company and its subsidiaries.

6.                                      INDEMNITY

6.1.                            Obligation to indemnify Original Shareholders. The Original Shareholders hereby irrevocably and irreversibly undertake joint and several liability to reimburse each of the New Shareholders, their shareholders and administrators (as the case may be), their respective Related Parties and the Company, as the case may be, at the discretion of the respective New Shareholder (“Indemnified Parties of New Shareholders”), for the amount corresponding to [**] percent ([**]%) of any Loss, which is effectively and evidently suffered, paid, or incurred by any New Shareholder, arising out of and/or resulting from:

(a)                                 any inaccuracy, falsehood, insufficiency or breach of the representations and warranties of Original Shareholders and provided in this Agreement, or any infraction thereof; and/or

(b)                                 any infraction, violation or non-compliance by any Original Shareholder or by any Minority Shareholder, in whole or in part, of any covenant, agreement or obligation assumed by the Original Shareholders in this Agreement and its annexes and related documents.

6.2.                            FIP Educational Indemnification Obligation. FIP Educacional hereby irrevocably and irreversibly undertakes to reimburse (i) the Original Shareholders, their respective Related Parties and the Company, as the case may be, at the discretion of the Original Shareholders (“Indemnified Parties of the Original Shareholders”)  and (ii) Atílio and its Related Parties  (“Indemnified Parties of Atílio”), for the amount corresponding to [**] percent ([**]%) of any and all actual and provenly Loss suffered or incurred by any of the Indemnified Parties of the Original Shareholders and/or any of the Indemnified Parties of Atílio (as the case may be) arising out of and/or resulting from:

(a)                                 any inaccuracy of the representations and warranties provided by FIP Educational in this Agreement; and/or

(b)                                 any infraction, violation or non-compliance by FIP Educacional, in whole or in part, of any covenant, agreement or obligation assumed by FIP Educacional in this Agreement and its annexes and related documents.

6.3.                            Obligation to Indemnify Atílio. Atílio hereby irrevocably and irreversibly undertakes to reimburse (i) the Indemnified Parties of the Original Shareholders, and (ii) FIP Educacional, its quotaholders, administrators, managers and Related Parties (“Indemnified Parties  of FIP Educacional”)  for the amount corresponding to [**] percent ([**]%) of any and all actual and provenly Loss suffered or incurred by any of the Indemnified Parties of the Original Shareholders and/or any of the Indemnified Parties of Atílio (as the case may be) arising out of and/or resulting from:

(a)                                 any inaccuracy of the representations and warranties provided by Atílio in this Agreement; and/or

(b)                                 any infraction, violation or non-compliance by Atílio, in whole or in part, of any covenant, agreement or obligation assumed by Atílio in this Agreement and its annexes and related documents.

6.4.                            Direct Claims. Regarding any Claim subject to indemnity under this Clause 6., the Indemnified Party shall send a notification on said claim (“Claim Notification”) to the Indemnifying Party. The Indemnifying Party shall have seven (7) Business Days of receipt of such Claim Notification to analyze and respond to the Indemnified Party, if the Indemnifying Party does not send such response within the period of seven (7) Business Days mentioned above, the Indemnifying Party shall be deemed to have assumed responsibility for the payment of said claim within three (3) Business Days after the expiration of said period of 7 (seven) Business Days. if the Indemnifying Party notifies the Indemnified Party by rejecting such Claim (“Claim Rejection Notification”),  the Indemnifying Party and the Indemnified Party shall negotiate in good faith a solution to such dispute and, if such dispute is not amicably resolved within 7 (seven) Business Days from the receipt of a Claim Rejection Notification, then this dispute shall be submitted to arbitration under the terms of  Clause 8 below.

7.                                      SUNDRY PROVISIONS

7.1.                            Confidentiality. The Parties shall keep the confidentiality of any information exchanged under this Agreement, provided that such information is not otherwise publicly available, has not been obtained or developed independently, has not been received from a third party who is not subject to an obligation of confidentiality, and is not in the public domain without the fault of the receiving party. The Parties may disclose confidential information: (i) to their respective representatives who are involved in the Merger or Contribution of Assets and Additional Capital Increase or who require such access in the normal course of their tasks; (ii) as required by law or pursuant to any order issued by a competent Governmental Authority, including for the purpose of complying with any oral or written questioning, interrogation, requests for information or documents, subpoenas, civil investigations or similar proceedings to which a Party is subject, considering that, to the extent possible, such Party promptly notifies the other Parties and/or the

Company of such request(s), so as to allow the other Parties and/or the Company to seek a protective measure or similar remedy; and/or (iii) if prior consent has been obtained from the respective Party whose confidential information is being discussed.

7.2.                            Atílio Non-Competition Obligation. Atilio undertakes, while being a shareholder, directly or indirectly, of the Company and for a period of [**] years after ceasing to be a direct or indirect shareholder of the Company  (“Non-Competition Term”), not to engage, directly or indirectly, and undertakes to ensure that its Affiliates and subsidiaries will not practice, alone or jointly with any other Person, or on behalf of any other Person, directly or indirectly, as a shareholder, participant, partner, sponsor, technical adviser, board member, director, agent, administrator, financier, employee, consultant, trustee or similar position in Brazil, any of the following acts:

(a)                                 conduct or participate in the Line of Business of the Company and its subsidiaries or in other activities that directly or indirectly compete with the Line of Business, or have a financial interest or equity interest in any company that operates in the same Line of Business or in other activities that directly or indirectly compete with the Line of Business, or in any vehicle that engages in the Line of Business or other activities that directly or indirectly compete with the Line of Business other than the Company or through the Company;

(b)                                 expressly solicit, hire or attempt to entice or hire any executive of the Company or any of its subsidiaries; or

(c)                                  assist any Person, including any Related Party, to engage in any of the above acts.

7.2.1.                  The Parties hereby agree that, if determined by a court or other competent body that any of the above restrictions are null and void, and that the exclusion of part of the wording or the replacement of the term, geographic area or lines of activities provided for in Clause 7.2 above for a shorter term, for a different geographic area or for a more restricted area of activities, would cause the restriction in question to be null and void, the Parties shall take the required measures for the replacement by the shorter term or by the new limit or the less comprehensive activity, or by deletion, in such a way as to make Clause 7.2 above valid and enforceable.

7.3.                            Obligation of Non-Solicitation of Atílio. Atílio undertakes, during the Non-Competition Term, to abstain from, directly or through another Person: (i) persuading or attempting to attract any Person employed and/or contracted by the Company or its subsidiaries to leave their employment or terminate his/her contractual relationship with the Company or its subsidiaries for any reason or purpose; and/or (ii) contracting, directly or indirectly, as an employee or service provider or supplier of goods: (ii.a) any individual who is employed by the Company or its subsidiaries; or (ii.b) who has been employed in the three (3) months prior to the date on which Atílio became a shareholder of Guardaya and/or of Guardaya’s subsidiaries; or (ii.c) any person who provides services or supplies goods, in each case, exclusively for the Company, its subsidiaries, FIP Educacional and/or the Original Shareholders, unless expressly authorized by FIP Educacional and by the Original Shareholder.

7.4.                            Essentiality. The Parties acknowledge and agree that the term, scope and other provisions of Clause 7.2 and Clause 7.3 above have been specifically negotiated by the Parties on the basis of their commercial experience, and the Parties specifically agree herein that the above term, scope and other provisions are reasonable under the circumstances. The Parties further agree that the obligations set forth in Clause 7.2 and Clause 7.3 are core elements of this Agreement and, if Atílio did not agree to such obligations, the Original Shareholders and FIP Educacional would not have concluded this Agreement and BR Health would not have acquired the shares of Guardaya then held by Atílio. Furthermore, Atílio, the Company and FIP Educacional agree that the acquisition price of Guardaya’ shares acquired by BR Health from Atílio was calculated based on the assumption that it will compensate Atílio for the obligations assumed in Clause 7.2 and in Clause 7.3, and no additional payment shall be due to Atílio in this sense, for the period mentioned in Clause 7.2 above.

7.5.                            Expenses. Each Party shall bear its respective expenses relating to the preparation, negotiation and signature of this Agreement, including all fees and expenses of agents, representatives, legal advisers and accountants, unless otherwise agreed in accordance with this Agreement.

7.6.                            Entire agreement: Amendments. This Agreement constitutes the entire agreement between the Parties and shall supersede all other agreements and understandings, oral or written, entered into by and between the Parties, specifically and strictly with respect to the subject matter of this Agreement, except as otherwise expressly provided for herein. No Party shall be bound by any prior or current understanding or statement with respect to the subject matter of this Agreement, and no amendment or modification of any provision of this Agreement shall take effect unless effected in writing and signed by the Parties.

7.7.                            Independence of Provisions and Subsistence of Contractual Clauses. All provisions contained shall be interpreted in such a way as to comply, validly and effectively, with the applicable Law. However, if any provision contained herein is held to be prohibited or invalid under the applicable law, such provision shall be deemed ineffective to the exact extent of such prohibition or invalidity, provided that in such a case that fact shall not affect the other terms of said provision or other provisions of this Agreement, unless the prohibited or invalid provision is so essential to this Agreement to the extent that it is assumed that the Parties would not have entered into this Contract without this invalid provision.

7.8.                            Waiver. Failure by either Party at any time to enforce strict compliance with any provision of this Agreement shall not be construed as a waiver of its future performance and shall in no way affect its right to require compliance. Moreover, any waiver of any breach of a provision of this Agreement by a Party shall not be deemed or treated as a waiver of any subsequent breach of that provision or a waiver or novation of the provision itself, unless otherwise expressed in writing and signed by that Party.

7.9.                            Binding Effect. Assignment. This Agreement is irrevocably and irreversibly concluded and shall bind and revert to the benefit of the Parties and their respective successors and assignees. Neither Party may, directly or indirectly, assign or otherwise transfer to any Third Party any of its rights and obligations under this Agreement without the prior written consent of the other Parties.

7.10.                     Contract Acceptance. The Parties hereby expressly acknowledge that they are aware of and have participated, on their own behalf, in the negotiation of all the Clauses, terms and conditions of this Agreement and of the Capital Increase, as well as agree to all Clauses, terms and conditions of said Agreement and of the Capital Increase, including by acknowledging and accepting their share of the obligations established herein.

7.11.                     Counterparts: Signatures. This Agreement will be signed in four (4) counterparts, and each one will be considered the original version. All the pages of this Contract in all their respective copies are initialed by the signatory parties.

7.12.                     Taxes. Except as otherwise provided in this Agreement, each Party shall be responsible for the payment of any Tax if the status of taxpayer is attributed to it by applicable Law. Tax Withholding Taxes that may be applicable to any payments due under this Contract is hereby authorized by the Parties.

7.13.                     Communications. All notices or other communications related to this Agreement shall be made in writing and delivered by registered mail, by courier services (with acknowledgment of receipt), using a reputable courier company, and all notices or communications under this Agreement shall also be forwarded by email solely for the purposes of acknowledgment (which do not constitute notices for the purposes of this Agreement). Notices will be forwarded to the following addresses:

(a)                                 If for Educational FIP:

Attn: Daniel Borghi / Compliance Department
[**]

with additional copy to (do not constitute a notice):

Intrag Distribuidora de Valores Mobiliários Ltda.
[**]

(b)                                 If for Atílio and/or Cayman Atílio:
[**]

(c)                                  If for the Original Shareholders:

Nicolau Carvalho Esteves
[**]

(d)                                 If, for the Company:

Afya Participações S.A.
[**]

with additional copy to (do not constitute a notice):

Intrag Distribuidora de Valores Mobiliários Ltda.
[**]

7.13.1.           The notices and communications shall be considered received on the delivery confirmation date, upon confirmation of delivery or return receipt, as the case may be, except if this date is not a business day, in such case the notification and communication shall be considered to be delivered on the immediately next business day.

7.13.2.           Any Party to this Agreement may change the address to which the notice shall be sent, by written notice to the other Parties, pursuant to Clause 7.13 above. If a change of address is not notified by the Party concerned to the other Parties, all notices sent to the old address shall be deemed to have been duly delivered.

7.14.                     Joint liability. Except for the Original Shareholders, who are jointly liable, the Parties are not jointly and severally liable for the fulfillment of the obligations assigned to any one of them (or all jointly) by Law or by means of this Contract. Due to the foregoing, the Parties recognize that the obligations set forth in this Contract, when due, shall have their respective satisfaction and compliance required by the respective infringing Party, except in the case of Original Shareholders, who are jointly and severally bound by them. For the purposes of clarification, the value of the same Loss may not be charged by the Indemnified Parties more than once to the respective responsible parties, so that they will not be obliged under any circumstances to indemnify the full value of the same Loss more than once.

7.15.                     Intervening Party. The Company, BR Health and Guardaya enter into this Agreement with the following purposes: (i) declare its acknowledgment and agreement with all its terms and conditions; and (ii) undertake to fulfill the obligations hereby assumed.

7.16.                     Specific Performance. The Parties agree that, under Articles 497 and 498 of the Code of Civil Procedure, the specific performance of the obligations provided for in this Contract may be judicially claimed, without prejudice to reimbursement of Losses incurred by the Complaining Party as a result of non-compliance with such obligations and payment of the fines established in this Contract and other penalties.

7.17.                     Extrajudicial Executive Title. This document constitutes an extrajudicial executive title, pursuant to article 784 et seq. of the Code of Civil Procedure.

7.18.                     Authorization for Caption. The Parties hereby irrevocably and irreversibly authorize the third parties listed below to individually initiate all pages of this Contract and their respective annexes, as applicable, on their behalf.

7.18.1.           For purposes of this Clause, FIP Educacional, BR Health and Guardaya authorize Messrs. Gabriel Jordão Garcia and Paulo Henrique Valladares de Andrade Minto.

7.18.2.           For the purposes of this Clause, the Original Shareholders and the Company authorize Mr. Anibal José Grifo de Sousa, Mr. Sérgio Mendes Botrel Coutinho and/or Mr. Tiago Mosci.

8.                                      APPLICABLE LAW AND DISPUTE RESOLUTION

8.1.                            Applicable law. This Agreement shall be governed by, construed and executed exclusively in accordance with the laws of Brazil.

8.2.                            Conflict Resolution by Arbitration. Any dispute, litigation, issue, doubt or divergence arising out of or relating to this Agreement, as well as its respective annexes  (“Conflict”), involving any of the Parties, shall be definitively settled through arbitration, to be administered by the Center of Arbitration of the Brazil-Canada Chamber of Commerce (“Chamber”).

8.2.1.                  The arbitration shall be conducted in accordance with the Arbitration Rules of the Chamber in force at the time of the arbitration.

8.2.2.                  The arbitration shall be carried out by Arbitration Court composed of three arbitrators (“Arbitration Court”). Each Party shall appoint one arbitrator. If there is more than one claimant, all of them shall appoint, by mutual agreement, one arbitrator. If there is more than one claimed, all of them shall indicate an arbitrator by mutual agreement. The third arbitrator, who shall preside the Arbitration Court, shall be chosen by mutual agreement of the arbitrators nominated by the Parties.

8.2.3.                  The arbitration will be held in the City of São Paulo, State of São Paulo, Brazil, and the Arbitration Court may reasonably designate the performance of specific acts in other localities, upon prior consultation with the parties.

8.2.4.                  The arbitration shall be carried out in Portuguese.

8.2.5.                  The arbitration shall be confidential and there shall be no arbitration judgment for equity purposes.

8.2.6.                  Multipart Arbitration. If the parties of the claim are composed of more than one party (claimants or defendants) and the parties of the same side, i.e., claimants or defendants, jointly cannot reach a consensus to appoint their respective arbitrator in the manner provided for in Clause 8.2.2 above, such parties shall meet to elect it by majority (each claimant and/or defendant being entitled to a single vote). In the event of a tie in the election or impossibility of election due to the lack of a minimum quorum, it shall be incumbent upon the President of the Chamber to appoint the arbitrator, exclusively. However, with respect to the side that did not obtain consensus on an indication.

8.2.7.                  Before the establishment of the Arbitration Court, any of the Parties may request precautionary measures or advance relief from the Judiciary, being certain that any request for the precautionary measure or advance relief to the Judiciary will not affect the existence, validity and effectiveness of the arbitration agreement, nor shall it represent a waiver regarding the need to submit the Conflict to arbitration. After the establishment of the Arbitration Court, the requests for precautionary measures or advance relief shall be addressed to the Arbitration Court.

8.2.8.                  To: (a) the precautionary measures and advance relief prior to the constitution of the Arbitration Court; (b) the execution of the decisions of the Arbitration Court, including arbitration of the final decision and or partial decision; (e) any action for annulment founded on art .  32 of Law No. 9,307 / 96; and (d) the conflicts that under Brazilian law cannot be submitted to arbitration, is elected the Central Court of the District of São Paulo, State of Sao Paulo, Brazil, as the only competent, waiving - all the others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties sign this Agreement with the consenting intervention of the Company in two (4) counterparts of equal tenor and purport, for a single effect, before the undersigned witnesses.

Nova Lima/MG, March 29, 2019

(The remainder of this page is intentionally left blank) Signatures on next pages.

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

BOZANO EDUCACIONAL II FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

Name:	Name:

Position:	Position:

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

ATÍLIO GUSTAVO BLANCO BARBOSA

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

AGILE CENTURY LIMITED

p.p/ Atílio Gustavo Blanco Barbosa

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

NICOLAU CARVALHO ESTEVES

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

Intervening Party:

AFYA PARTICIPAÇÕES S.A.

Name:	Name:

Position:	Position:

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

Intervening Party:

BR HEALTH PARTICIPAÇÕES S.A.

Name:	Name:

Position:	Position:

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

Intervening Party:

GUARDAYA EMPREENDIMENTO E PARTICIPAÇÕES S.A.

Name:	Name:

Position:	Position:

(Signature page of the Investment Agreement and Other Covenants entered into on March 29, 2019 between Bozano Educacional II Fundo de Investimento em Participações Multiestratégia, Atílio Gustavo Blanco Barbosa, Agile Century Limited, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and, as intervening parties, AFYA Participações S.A., BR Health Participações S.A. and Guardaya Empreendimentos e Participações S.A.)

Witnesses:

Name:	Name:

SSN:	SSN:

DI:	DI: